Exhibit 10.1

May 26, 2011

Gregg O. Lehman, Ph.D.

309 Haddon Court

Franklin, Tennessee  37067

Dear Gregg,

The purpose of this letter is to confirm an offer of employment as Interim Chief Executive Officer of Angeion Corporation on a temporary basis.  For purposes of this letter, “Company” refers to Angeion and its Medical Graphics Corporation subsidiary and New Leaf business unit.

Position:	Interim Chief Executive Officer
Date of Hire:	May 24, 2011
Base Salary:	$320,000 annually; (equivalent to $12,307.69 bi-weekly)
Expenses:	Expenses are reimbursed pursuant to the Medical Graphics Corporation travel and expense reimbursement policies.
Benefits:

As an employee of Angeion and Medical Graphics Corporation, you are eligible to participate in the benefit programs outlined in the benefit matrix provided to you.  New employees are eligible to participate in Medical Graphics' medical and dental benefit coverage completion of thirty days of employment. The Company agrees that you will accrue PTO (paid time off) at a rate equivalent to that of other Senior Executives, which is 200 hours per year.

A benefit packet will be forwarded upon acceptance of this offer. Please complete all forms contained within the benefit packet and bring them within five days of acceptance of employment.
Pre-employment Conditions:

This offer is contingent upon signing and returning this employment offer; signing and returning a non-disclosure form; an Angeion Code of Conduct policy statement; and successful completion of a background and reference check.

In consideration of accepting employment with the Company, you confirm that you are not constrained by any existing non-compete agreements from accepting employment and are not in violation of any non-compete obligations with present or past employers.

As an Angeion Corporation employee, you would be free to resign at any time, just as Angeion is free to terminate your employment at any time, with or without cause.

You also acknowledge that this offer letter, along with the final form of any referenced documents, represents the entire agreement between you and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company.

In accepting this offer, you agree to keep the content confidential and not to discuss or disclose any of its content with other individuals outside of your immediate family.

Kindest regards,

/s/ Sheryl A. Rapheal
Sheryl A. Rapheal Chief Compliance Officer Vice President of Human Resources and Administration

Signatures:

/s/ Mark W. Sheffert
Mark W. Sheffert Chairman of the Board of Directors

/s/ Gregg O Lehman
Gregg O Lehman